SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported): July 28, 1997

                       ASCENT ENTERTAINMENT GROUP, INC.
            (Exact name of registrant as specified in its charter)


   Delaware                               0-27192           52-1930707
(State or other jurisdiction of          (Commission       (I.R.S. Employer
incorporation or organization)            File No.)         Identification No.)


                              One Tabor Center
                      1200 Seventeenth Street, Suite 2800
                            Denver, Colorado  80202
                   (Address of principal executive offices)

                                (303) 626-7000
             (Registrant's telephone number, including area code)

Item 5.     Other Events

      On July 28, 1997, Ascent Entertainment Group, Inc. ("Ascent" or the "Company") issued a press release reporting its second quarter 1997 financial results. A copy of the release is attached hereto as Exhibit 20 and incorporated herein by reference.

      In addition, in a teleconference call with investors on July 28, 1997 to discuss the attached press release, Ascent also discussed the distribution agreements for the film, Air Force One, which was produced by Ascent's wholly owned subsidiary, Beacon Communications Corp. ("Beacon"). As previously disclosed in Ascent's Annual Report on Form 10-K for 1996, Air Force One is being distributed domestically pursuant to Beacon's development, production and domestic distribution agreement with Sony Pictures Entertainment, Inc. ("Sony"), and it is being distributed internationally pursuant to Beacon's agreement with Buena Vista International, Inc., a division of the Walt Disney Company ("Disney"). Pursuant to the domestic distribution agreement with Sony, Sony and Beacon co-financed approximately one-half of the total production cost of the film and Beacon and Sony will share in all domestic revenues subject to Sony recouping its releasing expenses, certain overhead expenses and a nominal distribution fee. Pursuant to the international distribution agreement with Disney, Disney advanced a majority of the total production cost of the film and is entitled to charge a modest distribution fee, and recoup its advance and its international releasing expenses, after which Beacon retains the remainder of the international revenues subject to the participation interests of Harrison
Ford and Wolfgang Peterson. In addition, Beacon has retained the copyright to the film and pursuant to the foregoing distribution agreements Sony's domestic distribution rights for the film continue until the later of 14 years or the end of the film's second television syndication cycle (but in no event later than 23 years) and Disney's foreign distribution rights continue in perpetuity.

      After describing the distribution agreements, on the teleconference call Ascent discussed a model that could be used to estimate Ascent's possible financial results from the film. This proprietary model incorporates assumptions based on historical trends and confidential terms of the domestic and foreign distribution agreements for the film to estimate total domestic and foreign theatrical, video, pay and network television and other revenues based solely on the reported amounts of gross domestic box office receipts. The assumptions in the model are confidential and proprietary, were developed specifically for this film, would not be applicable to any other film and were not disclosed in the teleconference call.

      Based on the model, Ascent stated that it could estimate that it would eventually receive sufficient revenues from all sources to break even on its investment in the film if the film achieved domestic box office receipts of approximately $70 million. In other words, domestic box office receipts of $70 million would be indicative that eventual revenues to Ascent from all sources would allow Ascent to recoup its investment in the film. Furthermore, Ascent stated that, based on the model, eventual revenues to Ascent from all sources in excess of Ascent's investment in the film could be estimated as approximately 40% of domestic box office receipts in excess of $70 million. For example, if the film were to reach $100 million in domestic box office receipts, then an estimate of the eventual revenues to Ascent from all sources in excess of Ascent's investment would be approximately 40% of $30 million, or approximately $12 million.


      The estimates contained in the preceding paragraph are based on proprietary and confidential assumptions which management of Ascent believes are reasonable, but there can be no assurance that these assumptions will be accurate. To the contrary, certain of the assumptions are based on entertainment and economic trends which are subject to change and cannot be predicted with certainty. Actual results can and will vary from those described in the preceding paragraph, and may vary materially.

Item 7.     Financial Statements and Exhibits

       (c) Exhibits (listed according to the number assigned in Item 601 of Regulation (S-K).


       Exhibit No.                                   Description

            20                            Press Release dated July 28, 1997



Some of the statements in this Form 8-K are forward-looking and relate to anticipated future operating results. Forward-looking statements are based upon Ascent's management's current assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results. Readers should refer to Ascent's other disclosure documents filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, for specific details on some of the factors that may affect operating results.

                                    SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Ascent Entertainment Group, Inc.



                              By:/s/ Arthur M. Aaron
                                 Arthur M. Aaron
                    Vice President, Business and Legal Affairs

Date: July 29, 1997

                                 Exhibit Index


    Exhibit No.                              Description

         20                           Press Release of Ascent Entertainment
                                      Group, Inc. dated July 28, 1997

                                   EXHIBIT 20


     Ascent Entertainment Reports Record 2nd Quarter EBITDA & 56 Percent Higher Revenues

                    "Air Force One" Breaks Several Box Office Records


For Release 7:30 a.m. NYT
Monday, July 28, 1998

Contact: Media:               Media & Analysts:       Analysts
         Paul Jacobson        Karen Amrhine           Jim Cronin
         Ascent               Sard, Verbinnen         Ascent
         (303) 626-7060       (212) 687-8080          (303) 626-7010

Denver, Colo. Ascent Entertainment Group, Inc. (NASDAQ:GOAL) today reported second quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $16.4 million, a record amount and an increase of 80 percent compared to $9.1 million for the second quarter of 1996. Revenues for the second quarter 1997 were a $87.6 million, up 56 percent from 1996 second quarter revenues of $56.0 million. The company reported a net loss for the 1997 second quarter of $9.8 million, or $0.33 per common share, compared with a net loss of $6.3 million, or $0.21 per common share, for the second quarter of 1996.

"A solid quarter --Ascent generated record EBITDA and strong revenue growth during the quarter," said Charlie Lyons, chairman and CEO of Ascent. "Now, with the spin off from COMSAT complete, Ascent will sharpen its focus on creating shareholder value. The integration of SpectraVision is on course and our new feature film Air Force One has been launched and already set several box office records."

Air Force One, starring Harrison Ford and produced by Ascent's Beacon Communications, opened Friday and led the weekend domestic box office by earning $37.1 million, the biggest opening ever for an R-rated movie. Additionally, Air Force One is the biggest opening ever for the second half (July 4 weekend onward) of the summer movie-going season and is the biggest opening ever for Harrison Ford. Revenues from Air Force One will not begin to be reported until the third quarter of 1997.

The increase in second quarter revenues was due to a larger room installation base at Ascent's 57 percent-owned On Command Corporation, resulting primarily from the acquisition of SpectraVision, Inc. assets in October 1996. The quarter-to-quarter EBITDA increase is attributable to On Command and an improved EBITDA margin at the Colorado Avalanche. The increase in the net loss is primarily due to increased losses incurred at On Command and the Denver Nuggets and an increase in financing costs at both On Command and Ascent.


MultiMedia Distribution
Second quarter 1997 revenues for this segment, which includes On Command Corporation and Ascent Network Services, were $61.2 million, up 69 percent from $36.3 million in the comparable 1996 quarter. Second quarter EBITDA for this segment was $18.7 million, up 24 percent from $15.1 million in the second quarter of 1996. The segment reported an operating loss for the 1997 second quarter of $3.4 million compared to an operating profit of $1.9 million in the second quarter of 1996.

Revenues increased due to a higher installed room base at On Command resulting primarily from the acquisition of SpectraVision, Inc. assets as well as the continued growth of the On Command Video (OCV) room base. Movie revenues from the SpectraVision acquired assets were $20.1 million in the second quarter of 1997. The increase in the operating loss in the second quarter is attributable to increased depreciation expense due to the significant capital expenditures made by OCV during the past 12 months as it increased its room base, an increase in depreciation relating to the SpectraVision in-room assets and the amortization of goodwill arising from the SpectraVision transaction.

As of June 30, 1997, On Command's room installation base was 921,000. The total number of on-demand rooms was 733,000. The number of scheduled pay-per-view rooms was 188,000. One year earlier, On Command had total installed rooms of 419,000, consisting entirely of OCV's on-demand rooms. Shortly after the quarter ended, On Command sold contracts to provide guest services in approximately 70,000 hotel rooms to Skylink Cinema Corporation. All of the rooms sold were not sufficiently compatible with On Command's target hotel profile. Although there will be a modest revenue decrease in the third quarter, On Command expects operating profitability to increase as a result of the sale and the conversion of satellite-delivered pay-per-view to less expensive land based systems.


Entertainment
Second quarter 1997 revenues for this segment, which includes the NHL Colorado Avalanche, the NBA Denver Nuggets and Beacon Communications, increased 34 percent to $26.4 million from $19.7 million in the second quarter of 1996. In the second quarter of 1997 Beacon received revenue of $6.8 million from the delivery of the motion picture Playing God to its distributors. In addition, while the Colorado Avalanche realized increased revenues from their participation in the 1997 Stanley Cup playoffs in spite of two less home playoff games, these increases were substantially offset by declining revenues from the Denver Nuggets, primarily due to a decrease in attendance and two less home games during the quarter compared to the same period last year. The segment's operating loss of $4.2 million for the 1997 second quarter compares to a $6.0 million loss in the second quarter of 1996. This decreased loss is attributable to an improvement in the operating margins from the Avalanche partially offset by an increase in operating losses at the Nuggets which are attributable to higher operating costs and lower revenues.


Ascent Consolidated
Interest expense for the second quarter of 1997 was $5.6 million compared to $2.0 million in the second quarter of 1996. This increase is attributable to the additional borrowings incurred during 1996 and the first half of 1997 for capital expenditures, investment requirements (primarily the assumption of debt in the SpectraVision transaction) and the funding of operating requirements of Ascent and its subsidiaries. In conjunction with the SpectraVision transaction, Ascent Entertainment and On Command each obtained new credit facilities that were subsequently amended in March of 1997 to modify certain provisions of the facilities.

Ascent's effective tax benefit rate in the second quarter of 1997 decreased to 15 percent as compared to an effective tax benefit rate of 30 percent in the second quarter of 1996. This decline in the company's effective tax benefit rate is primarily due to the losses incurred by On Command during the second quarter of 1997, in which no tax benefit was recognized due to uncertainties regarding On Command's ability to realize a portion of the benefits associated with future deductible temporary differences (deferred tax assets) and net operating loss carry forwards prior to their expiration.


Cash and Liquidity
Cash and cash equivalents increased $4.8 million in the quarter to $14.8 million. Bank borrowings under the $140.0 million Ascent credit facility and the $150.0 million On Command credit facility have increased $33.0 million in total since year end 1996 to a total of $226.0 million at June 30, 1997, primarily due to continued capital expenditures at On Command to support business growth and for the operating requirements of Ascent. If Ascent does not commence construction on the proposed Denver arena project prior to August 31, 1997, the Ascent credit facility will be in default. In addition, the Company may only renew the Ascent credit facility for an additional two years beyond October 9, 1997 if, before that date, Ascent has received $50.0 million in subordinated debt financing. Although Ascent management believes progress in negotiations with the City and County of Denver on the Denver arena project has been made, Ascent will not be able to break ground by August 31, 1997. Ascent is continuing discussions with its lenders to obtain an extension of time past August 31 by which it would need to commence construction on the arena. Although management believes these discussions will be successful, there can be no assurances that other contingencies will not arise which could impact Ascent's ability to reach final agreements with its lenders and obtain the additional subordinated financing or that such financing will be available on terms acceptable to Ascent.


Other
On June 27, 1997, COMSAT Corporation completed the spin-off of Ascent as a tax-free dividend to its shareholders. The spin-off was intended, among other things, to afford Ascent more flexibility in obtaining debt financing to meet its growing needs without regard to certain capital structure and debt financing restrictions imposed by COMSAT. As a result, Ascent's financial leverage may increase in the future subject to the resolution of the bank financing issues discussed above. In addition, pursuant to the distribution agreement between Ascent and COMSAT which governs the transaction, certain restrictions have been put in place to protect the tax-free status of the spin-off. Among the restrictions, Ascent will not be allowed to sell or otherwise issue stock or instruments convertible into stock of Ascent until one year after the date of the spin-off.

As a result of the spin-off, Ascent is no longer part of COMSAT's consolidated tax group and, accordingly, Ascent may be unable to recognize tax benefits and will not receive cash payments from COMSAT resulting from Ascent's anticipated operating losses during the second half of 1997.

Ascent Entertainment Group's principal business is providing pay-per-view entertainment and information services through its 57 percent-owned On Command Corporation. In addition, Ascent is involved in other entertainment-related businesses including ownership and operation of the NBA Denver Nuggets and NHL Colorado Avalanche, and Beacon Communications, a motion picture and television production company.

Some of the statements in this news release are forward-looking and relate to anticipated future operating results. Forward-looking statements are based on Ascent management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results.

Readers should refer to Ascent's disclosure documents filed with the Securities and Exchange Commission, including the company's 1996 form 10-K and the form 10-Q for the first quarter of 1997 for specific details on some of the factors that may affect operating results.
                                           ###

For a menu of Ascent Entertainment Group's news releases available by fax 24 hours (no charge) or to retrieve a specific release, please call 1-800-758-5804, ext. 152850, or access the address http://www.prnewswire.com on the internet.


                        ASCENT ENTERTAINMENT GROUP, INC.
                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                (Dollar amounts in millions, except per share information)


                                    Three Months Ended      Six Months Ended
                                          June 30,                June 30,
                                    1997        1996        1997        1996

Revenues                            $87.6       $56.0       $177.5      $128.4

Operating expenses                   71.2        46.9        159.2       107.5
Depreciation and amortization        25.2        16.0         50.6        31.7

Loss from operations                 (8.8)       (6.9)       (32.3)      (10.8)

Interest expense                     (5.6)       (2.0)       (10.2)       (3.6)
Other income (expense), net           0.2         0.1          0.4        (0.2)

Loss before taxes
      and minority interest         (14.2)       (8.8)       (42.1)      (14.6)

Income tax benefit                    2.1         2.6          7.3         4.4

Loss before minority interest       (12.1)       (6.2)       (34.8)      (10.2)


Minority interest in (income)
      loss of subsidiary              2.3        (0.1)         7.4        (0.3)

Net loss                            ($9.8)      ($6.3)      ($27.4)     ($10.5)


EBITDA                              $16.4        $9.1        $18.3       $20.9


Net loss per common share           ($0.33)     ($0.21)      ($0.92)     ($0.35)

EBITDA per share                     $0.55       $0.31        $0.62       $0.70

Weighted average number               29.8        29.8         29.8        29.8
      of common shares
      outstanding




                        ASCENT ENTERTAINMENT GROUP, INC.
                             SELECTED FINANCIAL DATA
                                    UNAUDITED
                   (Dollar amounts in millions, except for rooms data)


                                      Three Months Ended      Six Months Ended
                                            June 30,                June 30,
                                     1997        1996        1997        1996

REVENUES:
      Multimedia Distribution       $61.2       $36.3       $118.3      $ 71.5
Entertainment                        26.4        19.7         59.2        56.9
            Total                   $87.6       $56.0       $177.5      $128.4


EBITDA:
      Multimedia Distribution       $18.7       $15.1        $30.4       $29.8
      Entertainment                  (1.1)       (3.2)        (8.9)       (3.9)
      General & Administrative       (1.2)       (2.8)        (3.2)       (5.0)
            Total                   $16.4        $9.1        $18.3       $20.9


OPERATING INCOME (LOSS):
      Multimedia Distribution       ($3.4)       $1.9       ($13.1)       $4.1)
      Entertainment                  (4.2)       (6.0)      ($16.0)       (9.9)
      General & Administrative       (1.2)       (2.8)        (3.2)       (5.0)
            Total                   ($8.8)      ($6.9)      ($32.3)     ($10.8)


Other Data (at end of period):
      Total Number of Guest-pay rooms
            On-demand                                       733,000     419,000
            Schedule only                                   188,000           0
                                                            921,000     419,000


                                                            June 30,    Dec. 31,
                                                            1997        1996
Balance Sheet Data:
      Total Debt Outstanding                                $226.0      $193.0

